UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

March 6, 2007

Date of Report (Date of earliest event reported)

DJO INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1430 Decision Street
Vista, California		92081
(Address of principal executive offices)		(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 6, 2007, the Registrant’s subsidiary, DJO, LLC (“DJO”), entered into a Note Purchase Agreement (“Agreement”) with Full90 Sports, Inc. (“Full90”) under which DJO agreed to loan to Full90 a total of $1.5 million against the issuance of a Secured Convertible Promissory Note (“Note”) of Full90.  The Note bears interest at the rate of 12% per annum, with accrued interest payable quarterly and all principal payable on the third anniversary of the Note.  The Note is secured by all assets of Full90 and is convertible at the option of DJO into 2,573,781 shares of Series C Preferred Stock of Full90, representing approximately 14% of the equity of Full90.  The Agreement provides that, prior to conversion of the Note, DJO shall have the right of first refusal on any acquisition of Full90 and on future debt or equity financings by Full90.  Simultaneously with the closing of the transactions under the Agreement, Full90 sold Series B Preferred Stock to other investors for a total of $1 million.  Full90 is a manufacturer of orthopedic products, including a patented protective soccer headgear, and has appointed DJO a world-wide distributor of the protective soccer headgear.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
99.1	Note Purchase Agreement, dated March 6, 2007 between DJO, LLC and Full90 Sports, Inc.

99.2	Full90 Sports, Inc. Secured Convertible Promissory Note, dated March 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJO INCORPORATED
(Registrant)

Date: March 12, 2007	BY:	/s/ Donald M. Roberts
Donald M. Roberts
Senior Vice President, General Counsel and Secretary